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Exhibit 10.103

FIRST AMENDMENT TO THE
EMPLOYMENT AGREEMENT BETWEEN
CROWN MEDIA HOLDINGS, INC. AND HENRY SCHLEIFF
(Dated October 3, 2006)

1.
Amendment of Agreement:    The following amendment to the employment agreement between Crown Media Holdings, Inc. and Henry Schleiff (dated October 3, 2006) (the "Agreement") is adopted effective January 1, 2008.

2.
The third sentence of Section 3(e) of the Agreement is hereby amended to read in full as follows:

  Any such Transaction Bonus (including any Transaction Bonus payable after Employee's employment is terminated) will be payable on the earlier of (i) March 15 of the year following the year in which the CIC occurs or (ii) 180 days after the date of the CIC. If the Transaction Bonus is paid pursuant to clause (i) of the preceding sentence, the amount of the Transaction Bonus will be reduced to account for the cost to the Company of making such a payment in fewer than 180 days, in which case the payment will equal the present value of the payment that would have been made 180 days after the CIC, discounting at the lower of the "prime rate" or 120% of the applicable Federal rate (within the meaning of Section 1274(d) of the Internal Revenue Code) to present value at the time of payment.

3.
Terms and Conditions of Agreement.    Except for the above amendment, all terms and conditions of the Agreement are unamended and shall remain in full force and effect.

4.
Execution.    This First Amendment has been executed on this 16th day of December, 2008.

Crown Media Holdings, Inc.
By:	/s/ Charles Stanford
Title:	Executive Vice President, General Counsel
Henry Schleiff
By:	/s/ Henry Schleiff

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  Exhibit 10.103
FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT BETWEEN CROWN MEDIA HOLDINGS, INC. AND HENRY SCHLEIFF (Dated October 3, 2006)